Exhibit 5.9

Resource Modeling Inc.

July 25, 2014

TO:	Seabridge Gold Inc. British Columbia Securities Commission Ontario Securities Commission Alberta Securities Commission United States Securities and Exchange Commission Toronto Stock Exchange

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following reports:

•	NI 43-101 Technical Report on Initial Deep Kerr Resource, British Columbia, Canada dated March 31, 2014
•	Courageous Lake Prefeasibility Study dated September 5, 2012
•	2012 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study dated June 22, 2012

(collectively, the "Reports")

In connection with the Company's Short Form Base Shelf Prospectus dated July 25, 2014 and all documents incorporated by reference therein (collectively, the "Prospectus") and the Company's Registration Statement on Form F-10 dated July 25, 2014 and any amendments thereto, including any post-effective amendments (collectively, the "Registration Statement"), I, Michael J. Lechner, P.Geo., RPG, CPG, on behalf of myself and Resource Modeling Inc., consent to the use of my name and Resource Modeling Inc.'s name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.

I confirm that I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the services performed by me in connection with the Reports.

Yours truly,

/s/ Michael J. Lechner
Michael J. Lechner, P.Geo., RPG, CPG